Exhibit 99.2

2/15/12

I resign from the boards of FFNW, FSBNW and FD effective immediately.

/s/Spencer L. Schneider
Spencer L. Schneider

2/13/12

I resign from
the boards of
FFNW, FSBNW
& FD effective
immediately.

Spencer L. Schneider